Exhibit 99.1

Airgas, Inc.
259 N. Radnor-Chester Road
Suite 100
Radnor, PA 19087-5283
www.airgas.com

Airgas News Release

Investor Contact:	Media Contact:
Melissa Nigro (610) 902-6206	James Ely (610) 902-6010
melissa.nigro@airgas.com	jim.ely@airgas.com

For release: Immediately

Airgas President and COO Glenn M. Fischer Resigns;

Michael L. Molinini Named Executive Vice President and COO

RADNOR, PA – January 17, 2005 — Airgas, Inc., (NYSE: ARG), the largest U.S. distributor of industrial, medical and specialty gases, welding, safety and related products, today announced that Glenn M. Fischer resigned on Friday, January 14, 2005. The company has appointed Michael L. Molinini executive vice president and chief operating officer.

“Glenn made valuable contributions to our organizational structure, discipline and performance,” said Peter McCausland, Airgas chairman and chief executive officer. “He contributed to the team effort which has put Airgas in a position to continue to grow and successfully execute its strategy. I wish him continued success.”

Molinini, an eight-year Airgas veteran, has more than 32 years of operating experience in the industrial, medical and specialty gas and related hardgoods business, including 19 years with the Linde Division of Union Carbide Corporation.

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“Mike is assuming this role at a time when the business is performing well and his leadership can help us take it to the next level,” commented McCausland. “Mike’s broad industry experience encompasses almost every aspect of Airgas operations, and he has made major contributions to our growth and development. He has proven himself repeatedly with sound business judgment and disciplined execution. Mike has led a broad operational and marketing transformation for products representing sales of $1 billion. He also has shown great leadership in the development and successful implementation of our core business strategy during the past year.”

Molinini joined Airgas in 1997 as group vice president Airgas Direct Industrial and led the build-out of the centralized infrastructure for purchasing, logistics and hardgoods brand management. He also led the development of Airgas’ very successful Radnor private label program. In 2000, he became senior vice president – Hardgoods, with company-wide responsibility for directing sales and marketing, brand management, procurement, as well as managing distribution center logistics and supplier relationships for these welding and safety products.

Previously, Molinini served as vice president marketing at National Welders Supply Company, an Airgas joint venture, in Charlotte, North Carolina, where he managed all gases and hardgoods sales and marketing programs, and all welding and MRO supplier relationships. Other responsibilities included the design and implementation of the company’s computer systems and management of the rental equipment division. Prior to 1991, Molinini held a variety of operations, sales and business management positions with the Linde Division of Union Carbide Corporation, including president, Linde Gases of the Southeast.

Molinini received a B.S. in Chemistry from Seton Hall University. He has been married 29 years and has four children.

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About Airgas, Inc.

Airgas, Inc. (NYSE: ARG) is the largest U.S. distributor of industrial, medical and specialty gases, welding, safety and related products. Its integrated network of about 900 locations includes branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.